Exhibit 99.1

2000 Westchester Avenue, Purchase, New York 10577 • (914) 701-8000 FOR IMMEDIATE RELEASE Contacts: Investors – InvestorRelations@atlasair.com Media – CorpCommunications@atlasair.com

Atlas Air Worldwide

Reports Strong First-Quarter 2021 Results

•	Reported Net Income Increased to $89.9 Million
•	Adjusted Net Income Grew to $72.2 Million
•	Adjusted EBITDA Rose to $181.3 Million
•	Strong 2Q21 Outlook

PURCHASE, N.Y., May 5, 2021 – Atlas Air Worldwide Holdings, Inc. (Nasdaq: AAWW) today announced first-quarter 2021 net income of $89.9 million, or $3.05 per diluted share, compared with $23.4 million, or $0.90 per diluted share, in the first quarter of 2020.

On an adjusted basis, EBITDA rose to $181.3 million in the first quarter of 2021 compared with $121.2 million in the prior-year period. Adjusted net income grew to $72.2 million, or $2.45 per diluted share, in the first quarter of 2021 compared with $29.9 million, or $1.15 per diluted share, in the prior-year period.

“Our performance was driven by the strength and flexibility of our global business model and our team continuing to capitalize on the current airfreight environment, with demand and yields that are well above typical seasonal levels,” said Atlas Air Worldwide President and Chief Executive Officer John W. Dietrich.

“Our results also benefited from flying four 747 freighters and one 777 freighter that we reintroduced to our fleet throughout 2020 to serve customer demand.

“I would like to thank our team for continuing to deliver safe, high-quality service for our customers in this very challenging operating environment. We flexed our global network and increased aircraft utilization to match airfreight demand. We also positioned ourselves for the future by entering into and extending numerous long-term charter agreements with strategic customers.”

Mr. Dietrich added: “We are off to a very good start in 2021 and are seeing continued business momentum in the second quarter. We are closely monitoring the market and leveraging the diversity of our business model. This includes being prepared to capitalize on global market conditions as well as being able to successfully adjust to any changes.

“With the strong global demand for airfreight outpacing air cargo supply, we anticipate airfreight demand and yields to remain strong, with capacity on long-haul trade lanes remaining tight. International passenger flying on widebody aircraft has been slow to recover, and will likely be last to return as countries continue to struggle with COVID-19 and many borders remain closed. Recent passenger air traffic has largely been driven by pent-up demand for domestic and regional leisure travel with smaller-gauge aircraft, which is less impactful to international airfreight.

“In the second quarter of 2021, we expect to fly approximately 90,000 block hours, with revenue of approximately $950 million, and adjusted EBITDA of about $210 million. In addition, we anticipate adjusted net income to grow approximately 30% compared with adjusted net income of $72.2 million in the first quarter of 2021.*

“Given ongoing economic and market-related uncertainties, including COVID-19, new variants of the virus, surges in cases globally, travel restrictions, low international passenger travel and other factors, we are providing a second-quarter outlook, but not issuing a full-year 2021 earnings outlook at this time.”

Segment Reporting Change

Beginning with our first-quarter 2021 results, we have changed our operating and reportable segments to reflect the evolution of our business. As the ACMI and Charter services have become more similar, we view and manage them as one segment.

We now have two operating and reportable segments: Airline Operations and Dry Leasing. Previously, our operating and reportable segments were ACMI, Charter and Dry Leasing. Our Airline Operations segment provides outsourced aircraft operating services to customers on an ACMI, CMI and Charter basis. No changes have been made to our Dry Leasing segment.

First-Quarter Results

Volumes in the first quarter of 2021 increased to 88,523 block hours compared with 73,247 in the first quarter of 2020, with revenue growing to $861.3 million versus $643.5 million in the prior-year period.

Higher Airline Operations revenue primarily reflected a significant increase in flying and a higher average rate per block hour. Block-hour growth during the period was driven by increased demand for our commercial cargo Charter and CMI services, reflecting higher airfreight volumes and a reduction of available cargo capacity in the market, the disruption of global supply chains due to the pandemic and our ability to increase aircraft utilization. In addition, segment revenue benefited from the operation of four 747-400 freighters we reactivated throughout 2020 and a 777-200 freighter that was previously in our Dry Leasing business. Partially offsetting these improvements was lower AMC passenger Charter flying as the U.S. military has taken precautionary measures to limit the movement of military personnel. The increase in the average rate per block hour was primarily due to an increase in higher-yielding commercial cargo Charter flying, partially offset by lower fuel costs and an increase in CMI flying.

Higher Airline Operations segment contribution in the first quarter of 2021 was primarily driven by the positive factors benefiting segment revenue mentioned above. These improvements were partially offset by: higher pilot costs related to premium pay for pilots operating in certain areas significantly impacted by COVID-19; increased pay rates we provided to our pilots in May 2020; and higher heavy maintenance.

In Dry Leasing, segment revenue and contribution in the first quarter of 2021 was relatively unchanged compared with the prior-year period.

Lower unallocated income and expenses, net, during the quarter primarily reflected CARES Act grant income of $40.9 million, which has been excluded from our adjusted results.

Reported earnings in the first quarter of 2021 also included an effective income tax rate of 23.7%. On an adjusted basis, our results reflected an effective income tax rate of 21.9%.

Cash

At March 31, 2021, our cash, including cash equivalents and restricted cash, totaled $714.0 million compared with $856.3 million at December 31, 2020.

The change in position resulted from cash used for investing and financing activities, partially offset by cash provided by operating activities.

Net cash used for investing activities during the first quarter of 2021 primarily related to capital expenditures and payments for flight equipment and modifications, including pre-delivery payments for 747-8F aircraft, spare engines, GEnx engine overhauls and performance upgrade kits.

Net cash used for financing activities during the period primarily related to payments on debt obligations, partially offset by proceeds from debt issuance.

Labor

We remain committed to reaching a new Joint Collective Bargaining Agreement (JCBA) with our Atlas Air and Southern Air pilots, and have moved closer to completion. Scheduled arbitration hearings concluded on April 1, 2021, and the union has now provided the company with the integrated seniority list, which is a critical item for implementing the new JCBA. The next step is for both parties to submit post-hearing briefs. The arbitrator will then consider all of the information presented and render a binding decision, which we expect in the second half of this year.

Outlook*

We expect to fly approximately 90,000 block hours in the second quarter of 2021, with revenue of approximately $950 million, and adjusted EBITDA of about $210 million. In addition, we expect second-quarter 2021 adjusted net income to grow approximately 30% compared with adjusted net income of $72.2 million in the first quarter of 2021.*

Our outlook anticipates commercial cargo charter yields in the second quarter of 2021 to remain above typical seasonal levels, but below the historically high yields experienced during the second quarter of 2020.

We expect second-quarter results to continue to be impacted by ongoing pandemic-related expenses, including pilot premium pay and operational costs for providing a safe working environment for our employees. We also expect higher pilot costs related to increased pay rates we provided to our pilots in May 2020.

For the full year in 2021, we continue to expect aircraft maintenance expense to be lower than 2020, and depreciation and amortization to total about $270 million. In addition, core capital expenditures, which exclude aircraft and engine purchases, are projected to total approximately $110 to $120 million, mainly for parts and components for our fleet.

Given ongoing economic and market-related uncertainties, including COVID-19, new variants of the virus, surges in cases globally, travel restrictions, low international passenger travel and other factors, we are providing a second-quarter outlook, but not issuing a full-year 2021 earnings outlook at this time.

Other than with regard to revenue, we provide guidance only on an adjusted basis because we are unable to predict, with reasonable certainty and without unreasonable effort, the effects of future gains and losses on asset sales, special charges and other unanticipated items that could be material to our reported results.*

Conference Call

As previously announced, management will host a conference call to discuss Atlas Air Worldwide’s first-quarter 2021 financial and operating results at 11:00 a.m. Eastern Time on Wednesday, May 5, 2021.

Interested parties may listen to the call live at Atlas Air Worldwide’s Investor site or at https://edge.media-server.com/mmc/p/4p2gxgty.

For those unable to listen to the live call, a replay will be archived on the Investor site following the call. A replay will also be available through May 12 by dialing (855) 859-2056 (U.S. Toll Free) or (404) 537-3406 (from outside the U.S.) and using Access Code 8943268#.

About Non-GAAP Financial Measures

To supplement our financial statements presented in accordance with U.S. GAAP, we present certain non-GAAP financial measures to assist in the evaluation of our business performance. These non-GAAP measures include Adjusted EBITDA; Adjusted net income; Adjusted Diluted EPS; Adjusted effective tax rate; and Free Cash Flow, which exclude certain noncash income and expenses, and items impacting year-over-year comparisons of our results. These non-GAAP measures may not be comparable to similarly titled measures used by other companies and should not be considered in isolation or as a substitute for Net income (loss); Diluted EPS; Effective tax rate; and Net Cash Provided by Operating Activities, which are the most directly comparable measures of performance prepared in accordance with U.S. GAAP.

Our management uses these non-GAAP financial measures in assessing the performance of the company’s ongoing operations and in planning and forecasting future periods. We believe that these adjusted measures, when considered together with the corresponding U.S. GAAP financial measures and the reconciliations to those measures, provide meaningful supplemental information to assist investors and analysts in understanding our financial results and assessing our prospects for future performance. For example:

•	Adjusted EBITDA; Adjusted net income; and Adjusted Diluted EPS provide a more comparable basis to analyze operating results and earnings and are measures commonly used by shareholders to measure our performance. In addition, management’s incentive compensation is determined, in part, by using Adjusted EBITDA and Adjusted net income.

•	Adjusted effective tax rate provides improved insight into the tax effects of our ongoing business operations.

•	Free Cash Flow helps investors assess our ability, over the long term, to create value for our shareholders as it represents cash available to execute our capital allocation strategy.

*Other than with regard to revenue, we provide guidance only on an adjusted basis and are unable to provide forward-looking guidance on a U.S. GAAP basis or a reconciliation to the most directly comparable U.S. GAAP measures because we are unable to predict with reasonable certainty and without unreasonable effort, the ultimate outcome of certain significant items, including future gains and losses on asset sales, special charges and other unanticipated items. These items are uncertain, depend on various factors, and could have a material impact on our U.S. GAAP results.

About Atlas Air Worldwide:

Atlas Air Worldwide is a leading global provider of outsourced aircraft and aviation operating services. It is the parent company of Atlas Air, Inc., Southern Air Holdings, Inc. and Titan Aviation Holdings, Inc., and is the majority shareholder of Polar Air Cargo Worldwide, Inc. Our companies operate the world’s largest fleet of 747 freighter aircraft and provide customers the broadest array of Boeing 747, 777, 767 and 737 aircraft for domestic, regional and international cargo and passenger operations.

Atlas Air Worldwide’s press releases, SEC filings and other information may be accessed through the company’s home page, www.atlasairworldwide.com.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect Atlas Air Worldwide’s current views with respect to certain current and future events and financial performance. Those statements are based on management’s beliefs, plans, expectations and assumptions, and on information currently available to management. Generally, the words “will,” “may,” “should,” “expect,” “anticipate,” “intend,” “plan,” “continue,” “believe,” “seek,” “project,” “estimate,” and similar expressions used in this release that do not relate to historical facts are intended to identify forward-looking statements.

Such forward-looking statements speak only as of the date of this release. They are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the operations and business environments of Atlas Air Worldwide and its subsidiaries (collectively, the “companies”) that may cause the actual results of the companies to be materially different from any future results, express or implied, in such forward-looking statements.

Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: our ability to effectively operate the network service contemplated by our agreements with Amazon; our ability to coordinate with Amazon to accept newly converted aircraft; the possibility that Amazon may terminate its agreements with the companies; the ability of the companies to operate pursuant to the terms of their financing facilities; the ability of the companies to obtain and maintain normal terms with vendors and service providers; the companies’ ability to maintain contracts that are critical to their operations; the ability of the companies to fund and execute their business plan; the ability of the companies to attract, motivate and/or retain key executives, pilots and associates; the ability of the companies to attract and retain customers; the continued availability of our wide-body aircraft; demand for cargo services in the markets in which the companies operate; changes in U.S. and foreign government trade policies; economic conditions; the impact of geographical events or health epidemics such as the COVID-19 pandemic; our compliance with the requirements and restrictions under the Payroll Support Program; the effects of any hostilities or act of war (in the Middle East or elsewhere) or any terrorist attack; significant data breach or disruption of our information technology systems; labor costs and relations, work stoppages and service slowdowns; the outcome of pending negotiations and arbitration with our pilots’ union; financing costs; the cost and availability of war risk insurance; aviation fuel costs; security-related costs; competitive pressures on pricing (especially from lower-cost competitors); volatility in the international currency markets; weather conditions; government legislation and regulation; border restrictions; consumer perceptions of the companies’ products and services; anticipated and future litigation; and other risks and uncertainties set forth from time to time in Atlas Air Worldwide’s reports to the United States Securities and Exchange Commission.

For additional information, we refer you to the risk factors set forth under the heading “Risk Factors” in the most recent Annual Report on Form 10-K and subsequent reports on Form 10-Q filed by Atlas Air Worldwide with the Securities and Exchange Commission. Other factors and assumptions not identified above may also affect the forward-looking statements, and these other factors and assumptions may also cause actual results to differ materially from those discussed.

Except as stated in this release, Atlas Air Worldwide is not providing guidance or estimates regarding its anticipated business and financial performance for 2021 or thereafter.

Atlas Air Worldwide assumes no obligation to update such statements contained in this release to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law and expressly disclaims any obligation to revise or update publicly any forward-looking statement to reflect future events or circumstances.

* * *

Atlas Air Worldwide Holdings, Inc.
Consolidated Statements of Operations

(in thousands, except per share data)
(Unaudited)

	For the Three Months Ended
	March 31, 2021	March 31, 2020
Operating Revenue	$861,300	$643,502

Operating Expenses
Salaries, wages and benefits	202,614	147,744
Aircraft fuel	163,551	108,318
Maintenance, materials and repairs	121,133	94,152
Depreciation and amortization	67,789	57,584
Navigation fees, landing fees and other rent	44,887	31,401
Passenger and ground handling services	40,065	31,959
Travel	37,672	42,391
Aircraft rent	20,756	23,967
Loss (gain) on disposal of aircraft	16	(6,717)
Transaction-related expenses	201	521
Other	58,412	51,112
Total Operating Expenses	757,096	582,432

Operating Income	104,204	61,070

Non-operating Expenses (Income)
Interest income	(211)	(480)
Interest expense	27,180	29,275
Capitalized interest	(1,271)	(193)
Unrealized loss (gain) on financial instruments	113	(924)
Other (income) expense, net	(39,456)	1,206
Total Non-operating Expenses (Income)	(13,645)	28,884

Income before income taxes	117,849	32,186
Income tax expense	27,916	8,833
Net Income	$89,933	$23,353

Earnings per share:
Basic	$3.16	$0.90
Diluted	$3.05	$0.90

Weighted average shares:
Basic	28,491	25,966
Diluted	29,478	25,966

Atlas Air Worldwide Holdings, Inc.
Consolidated Balance Sheets
(in thousands, except share data)

(Unaudited)

	March 31, 2021	December 31, 2020
Assets
Current Assets
Cash and cash equivalents	$703,777	$845,589
Restricted cash	10,247	10,692
Accounts receivable, net of allowance of $1,010 and $1,233, respectively	289,337	265,521
Prepaid expenses, assets held for sale and other current assets	102,665	95,919
Total current assets	1,106,026	1,217,721
Property and Equipment
Flight equipment	5,115,540	5,061,387
Ground equipment	93,690	86,670
Less: accumulated depreciation	(1,192,724)	(1,147,613)
Flight equipment purchase deposits and modifications in progress	209,730	110,150
Property and equipment, net	4,226,236	4,110,594
Other Assets
Operating lease right-of-use assets	238,155	255,805
Deferred costs and other assets	355,681	374,242
Intangible assets, net and goodwill	69,319	70,826
Total Assets	$5,995,417	$6,029,188

Liabilities and Equity
Current Liabilities
Accounts payable	$110,685	$107,604
Accrued liabilities	501,317	583,160
Current portion of long-term debt and finance leases	306,462	298,690
Current portion of long-term operating leases	156,119	157,732
Total current liabilities	1,074,583	1,147,186
Other Liabilities
Long-term debt and finance leases	1,990,870	2,020,451
Long-term operating leases	276,676	318,850
Deferred taxes	230,720	203,586
Financial instruments and other liabilities	39,372	77,576
Total other liabilities	2,537,638	2,620,463
Commitments and contingencies
Equity
Stockholders’ Equity
Preferred stock, $1 par value; 10,000,000 shares authorized; no shares issued	-	-
Common stock, $0.01 par value; 100,000,000 shares authorized; 34,495,738 and 32,877,533 shares issued, 29,006,635 and 27,517,297 shares outstanding (net of treasury stock), as of March 31, 2021 and December 31, 2020, respectively	345	329
Additional paid-in-capital	912,728	873,874
Treasury stock, at cost; 5,489,103 and 5,360,236 shares, respectively	(225,239)	(217,889)
Accumulated other comprehensive loss	(1,700)	(1,904)
Retained earnings	1,697,062	1,607,129
Total stockholders’ equity	2,383,196	2,261,539
Total Liabilities and Equity	$5,995,417	$6,029,188

[1]	Balance sheet debt at March 31, 2021 totaled $2,297.3 million, including the impact of $45.9 million of unamortized discount and debt issuance costs of $27.4 million, compared with $2,319.1 million, including the impact of $50.6 million of unamortized discount and debt issuance costs of $29.3 million at December 31, 2020.
[2]	The face value of our debt at March 31, 2021 totaled $2,370.6 million, compared with $2,399.0 million on December 31, 2020.

Atlas Air Worldwide Holdings, Inc.
Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	For the Three Months Ended
	March 31, 2021	March 31, 2020
Operating Activities:
Net Income	$89,933	$23,353

Adjustments to reconcile Net Income to net cash provided by operating activities:
Depreciation and amortization	86,172	74,352
Accretion of debt securities discount	-	(2)
Reversal of expected credit losses	(397)	(73)
Unrealized loss (gain) on financial instruments	113	(924)
Loss (gain) on disposal of aircraft	16	(6,717)
Deferred taxes	27,839	7,352
Stock-based compensation	4,060	3,860
Changes in:
Accounts receivable	(22,745)	16,515
Prepaid expenses, current assets and other assets	(7,500)	(5,476)
Accounts payable, accrued liabilities and other liabilities	(89,366)	(40,393)
Net cash provided by operating activities	88,125	71,847
Investing Activities:
Capital expenditures	(26,662)	(8,291)
Purchase deposits and payments for flight equipment and modifications	(126,807)	(26,000)
Investment in joint ventures	(1,608)	-
Proceeds from investments	-	881
Proceeds from disposal of aircraft	1,850	44,110
Net cash provided by (used for) investing activities	(153,227)	10,700
Financing Activities:
Proceeds from debt issuance	16,161	164,000
Payment of debt issuance costs	(900)	(2,386)
Payments of debt and finance lease obligations	(77,953)	(193,644)
Proceeds from revolving credit facility	-	75,000
Customer maintenance reserves and deposits received	5,152	2,586
Customer maintenance reserves paid	(12,265)	(2,080)
Treasury shares withheld for payment of taxes	(7,350)	(3,834)
Net cash provided by (used for) financing activities	(77,155)	39,642
Net increase (decrease) in cash, cash equivalents and restricted cash	(142,257)	122,189
Cash, cash equivalents and restricted cash at the beginning of period	856,281	113,430
Cash, cash equivalents and restricted cash at the end of period	$714,024	$235,619

Noncash Investing and Financing Activities:

Acquisition of property and equipment included in Accounts payable and accrued liabilities	$24,938	$16,368
Acquisition of property and equipment acquired under operating leases	$4,015	$670
Acquisition of flight equipment under finance lease	$20,171	$-
Customer maintenance reserves settled with sale of aircraft	$-	$6,497
Issuance of shares related to settlement of warrant liability	$31,582	$-

Atlas Air Worldwide Holdings, Inc.
Direct Contribution
(in thousands)
(Unaudited)

	For the Three Months Ended
	March 31, 2021	March 31, 2020
Operating Revenue:
Airline Operations	$826,240	$606,373
Dry Leasing	40,364	41,926
Customer incentive asset amortization	(10,481)	(9,022)
Other	5,177	4,225
Total Operating Revenue	$861,300	$643,502
Direct Contribution:
Airline Operations	$169,150	$103,087
Dry Leasing	10,564	10,698
Total Direct Contribution for Reportable Segments	179,714	113,785

Unallocated expenses and (income), net	(61,535)	(88,719)
Unrealized gain (loss) on financial instruments	(113)	924
Transaction-related expenses	(201)	(521)
Gain (loss) on disposal of aircraft	(16)	6,717
Income before income taxes	117,849	32,186

Add back (subtract):
Interest income	(211)	(480)
Interest expense	27,180	29,275
Capitalized interest	(1,271)	(193)
Unrealized loss (gain) on financial instruments	113	(924)
Other (income) expense, net	(39,456)	1,206
Operating Income	$104,204	$61,070

Atlas Air Worldwide uses an economic performance metric, Direct Contribution, to show the profitability of each of its segments after allocation of direct operating and ownership costs. Atlas Air Worldwide currently has the following reportable segments: Airline Operations and Dry Leasing.

Direct Contribution consists of net income (loss) before income taxes, excluding unrealized (loss) gain on financial instruments, transaction-related expenses, gain (loss) on disposal of aircraft, and unallocated income and expenses, net.

Direct operating and ownership costs include crew costs, maintenance, fuel, ground operations, sales costs, aircraft rent, interest expense on the portion of debt used for financing aircraft, interest income on debt securities, and aircraft depreciation.

Unallocated income and expenses, net include corporate overhead, nonaircraft depreciation, noncash expenses and income, interest expense on the portion of debt used for general corporate purposes, interest income on nondebt securities, capitalized interest, foreign exchange gains and losses, other revenue, other nonoperating costs and CARES Act grant income.

Atlas Air Worldwide Holdings, Inc.
Reconciliation to Non-GAAP Measures
(in thousands, except per share data)
(Unaudited)

	For the Three Months Ended
	March 31, 2021	March 31, 2020	Percent Change
Net Income	$89,933	$23,353	285.1%
Impact from:
CARES Act grant income[1]	(40,944)	-
Customer incentive asset amortization	10,481	9,022
Noncash expenses and income, net[2]	4,672	4,386
Unrealized loss (gain) on financial instruments	113	(924)
Other, net[3]	329	(5,260)
Income tax effect of reconciling items	7,631	(697)
Adjusted Net Income	$72,215	$29,880	141.7%

Weighted average diluted shares outstanding	29,478	25,966

Adjusted Diluted EPS	$2.45	$1.15	113.0%

Atlas Air Worldwide Holdings, Inc.
Reconciliation to Non-GAAP Measures
(in thousands, except per share data)
(Unaudited)

	For the Three Months Ended
	March 31, 2021	March 31, 2020	Percent Change
Income before income taxes	$117,849	$32,186	266.1%
Impact from:
CARES Act grant income[1]	(40,944)	-
Customer incentive asset amortization	10,481	9,022
Noncash expenses and income, net[2]	4,672	4,386
Unrealized loss (gain) on financial instruments	113	(924)
Other, net[3]	329	(5,260)
Adjusted income before income taxes	$92,500	$39,410	134.7%
Interest expense, net	21,026	24,216
Other expense, net	1,488	1,206
Adjusted operating income	$115,014	$64,832	77.4%

Income tax expense	$27,916	$8,833
Income tax effect of reconciling items	7,631	(697)
Adjusted income tax expense	20,285	9,530
Adjusted income before income taxes	$92,500	$39,410
Effective tax rate	23.7%	27.4%
Adjusted effective tax rate	21.9%	24.2%

Atlas Air Worldwide Holdings, Inc.
Reconciliation to Non-GAAP Measures
(in thousands)
(Unaudited)

	For the Three Months Ended
	March 31, 2021	March 31, 2020	Percent Change
Net Income	$89,933	$23,353	285.1%
Interest expense, net	25,698	28,602
Depreciation and amortization	67,789	57,584
Income tax expense	27,916	8,833
EBITDA	211,336	118,372
CARES Act grant income[1]	(40,944)	-
Customer incentive asset amortization	10,481	9,022
Unrealized loss (gain) on financial instruments	113	(924)
Other, net[3]	329	(5,260)
Adjusted EBITDA	$181,315	$121,210	49.6%

[1]	CARES Act grant income in 2021 related to income associated with the Payroll Support Program.

[2]	Noncash expenses and income, net in 2021 and 2020 primarily related to amortization of debt discount on the convertible notes.

[3]	Other, net in 2021 primarily related to costs associated with our acquisition of Southern Air. Other, net in 2020 primarily related to a $6.7 million net gain on the sale of aircraft, costs associated with the refinancing of debt and costs associated with our acquisition of Southern Air.

Atlas Air Worldwide Holdings, Inc.
Reconciliation to Non-GAAP Measures
(in thousands, except per share data)
(Unaudited)

	For the Three Months Ended
	March 31, 2021	March 31, 2020
Net Cash Provided by Operating Activities	$88,125	$71,847
Less:
Capital expenditures	26,662	8,291
Capitalized interest	1,271	193
Free Cash Flow[1]	$60,192	$63,363

[1]	Free Cash Flow = Cash Flows from Operations minus Core Capital Expenditures and Capitalized Interest.

Core Capital Expenditures excludes purchases of aircraft.

Atlas Air Worldwide Holdings, Inc.
Operating Statistics and Traffic Results
(Unaudited)

	For the Three Months Ended		Increase/
	March 31, 2021	March 31, 2020	(Decrease)
Block Hours
Airline Operations	86,758	72,644	14,114
Cargo	83,110	67,838	15,272
Passenger	3,648	4,806	(1,158)
Other	1,765	603	1,162
Total Block Hours	88,523	73,247	15,276

Revenue Per Block Hour
Airline Operations	$9,524	$8,347	$1,177
Cargo	$9,127	$7,594	$1,533
Passenger	$18,563	$18,973	$(410)

Average Utilization (block hours per day)
Airline Operations
Cargo	10.1	7.8	2.3
Passenger	3.9	4.9	(1.0)
All Operating Aircraft[1]	9.7	7.6	2.1

Fuel
Charter
Average fuel cost per gallon	$1.71	$2.00	$(0.29)
Fuel gallons consumed (000s)	95,586	54,279	41,307

[1]	Average of All Operating Aircraft excludes Dry Leasing aircraft, which do not contribute to block-hour volumes.

Atlas Air Worldwide Holdings, Inc.
Operating Statistics and Traffic Results
(Unaudited)

	For the Three Months Ended		Increase/
	March 31, 2021	March 31, 2020	(Decrease)
Segment Operating Fleet (average aircraft equivalents during the period)
Airline Operations[1]
747-8F Cargo	10.0	10.0	-
747-400 Cargo	33.6	31.2	2.4
747-400 Dreamlifter	1.2	3.6	(2.4)
747-400 Passenger	4.9	5.0	(0.1)
777-200 Cargo	9.0	8.0	1.0
767-300 Cargo	24.0	24.0	-
767-300 Passenger	5.0	4.8	0.2
767-200 Cargo	5.6	9.0	(3.4)
767-200 Passenger	0.6	1.0	(0.4)
737-800 Cargo	8.0	5.0	3.0
737-400 Cargo	-	5.0	(5.0)
Total	101.9	106.6	(4.7)
Dry Leasing
777-200 Cargo	7.0	7.0	-
767-300 Cargo	21.0	21.0	-
757-200 Cargo	-	0.5	(0.5)
737-300 Cargo	1.0	1.0	-
737-800 Passenger	-	0.6	(0.6)
Total	29.0	30.1	(1.1)
Less: Aircraft Dry Leased to CMI customers	(21.0)	(21.0)	-
Total Operating Average Aircraft Equivalents	109.9	115.7	(5.8)

Out of Service[2]	-	5.4	(5.4)

1 Airline Operations average fleet excludes spare aircraft provided by CMI customers.

2 Out-of-service includes aircraft that are temporarily parked.